Exhibit 10.32

[Letterhead of John T. Dickson]
President & CEO

December 22, 2003

Ms. Rae F. Sedel
Managing Director
Russell Reynolds Associates Limited
24 James Square
London SW1Y 4HZ

Subject: Kevin Pennington – Capital Loss Agreement

Dear Rae,

In confirmation of our conversation in London on December 16th, I propose that we extend the agreement (attached) covering Kevin’s investment in his Lehigh Valley property through to December 27, 2007. If you agree, would you please initial this memo and the attachment and return it to me.

Thank you.

/s/ John T. Dickson

John T. Dickson

Att.

Copy to:
Jean Rankin
Hap Wagner

Rae F. Sedel	Date

[Letterhead of John T. Dickson]
President & CEO

July 27, 2001

Dear Kevin:

This letter will modify your employment agreement dated December 27, 2000 (the “Letter”). Terms used herein and not defined have the meanings ascribed to them in the Letter.

Agere Systems Inc. (“Agere”) agrees that if, prior to December 27, 2003, your employment with Agere is terminated for any reason other than “cause,” and if you have not entered into a contract for the sale of your house for a contracted sale price at least equal to the “minimum price” within three months after any such termination, and provided that you have used your best efforts to sell your house for at least the minimum price, Agere will, at its option, either (i) purchase the house from you at the minimum price or (ii) reimburse you for any difference between the minimum price and actual price at which you contract for the sale of your house. For purposes of this Letter, the “minimum price” is your initial purchase price and up to $350,000 of additional documented capital improvements.

If you agree, please indicate by signing the enclosed copy of this letter.

/s/ John T. Dickson

John T. Dickson
12/21/03 Proposed to Extend to 12/27/2007

Accepted and Agreed:	/s/ John T. Dickson

/s/ Kevin P. Pennington	Agreed/Declined ----------
Kevin P. Pennington	Rae Sedel